SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2015

Axiom Corp.

(Exact name of registrant as specified in its charter)

Colorado	333-186078	N/A
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
Enterprise Road, Industrial Area PO Box 49000-00100, Nairobi, Kenya +254 736 521567

 (Address, including zip code, and telephone number, including area code,

of registrant's principal executive offices)

N/A

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01           ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 23, 2015, Axiom Corp. (the “Company”) and its  controlling shareholder  (the “Controlling Stockholder”) entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with PaperNuts Corporation, a corporation established under the laws of the Province of Ontario, Canada, (“PaperNuts Canada”).  Pursuant to the Share Exchange Agreement, upon receiving the signatures of 90% of the shareholders of PaperNuts Canada (the “PaperNuts Canada Shareholders”) and satisfaction of other conditions of closing, the Company will acquire up to 1,220,165 (100%) shares of common stock of PaperNuts Canada from the PaperNuts Canada Shareholders (the “PaperNuts Canada Shares”) in exchange for up to Fifty Two Million (52,000,000) restricted shares of Company  common stock (the “Company Shares”) (the “Share Exchange”).  Upon closing of the Share Exchange, PaperNuts Canada will become a subsidiary of the Company, and the Company will discontinue all current operations, continuing operations of PaperNuts Canada as its primary business.  The Share Exchange Agreement contains customary representations, warranties and conditions to closing.

Upon closing of the Share Exchange, each one (1) outstanding PaperNuts Canada Share will be exchanged for  42.617187019  common shares of the Company (the “Exchange Ratio”), rounded, if necessary, up to the nearest whole share.  Based on the Exchange Ratio, at closing of the Share Exchange, the former PaperNuts Canada Shareholders will own up to a total of 52,000,000 restricted shares of Company common stock.

Additionally, Mr. Scott MacRae, a director of PaperNuts Canada, will enter into a Stock Purchase Agreement on or prior to closing of the Share Exchange with Mr. Kranti Kumar Kotni, the Company’s sole officer and director (the “Stock Purchase Agreement”), whereby Mr. MacRae, upon the successful closing of the Share Exchange, will acquire 30,000,000 shares (the “Shares”) of the Company’s common stock beneficially owned by Mr. Kranti Kumar Kotni in exchange for Seventy Five Thousand Dollars.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PaperNuts Limited

                                                                                                /s/ Kranti Kumar Kotni

Dated: February 23, 2015

By: Kranti Kumar Kotni

Its: Chief Executive Officer